EXHIBIT 10.77

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is entered into on October 19, 2010, by and between Avatar Holdings Inc., a Delaware corporation (the “Company”) and Gerald D. Kelfer (the “Executive”).

WHEREAS, the Executive and the Company (each, a “Party” and together, the “Parties”) are parties to an Amended and Restated Employment Agreement dated as of December 22, 2008 (the “Employment Agreement”) pursuant to which the Executive serves as Chief Executive Officer of the Company; and

WHEREAS, the Parties have agreed that the Executive’s employment with the Company will terminate as of November 15, 2010 (the “Termination Date”); and

WHEREAS, the Parties wish to set forth their respective rights and obligations in connection with the termination of Executive’s employment with the Company.

NOW, THEREFORE, based upon the mutual promises and conditions contained herein, the Parties agree as follows:

1.             Termination of Employment. The Executive’s employment (a) as President and Chief Executive Officer of the Company, (b) as President of Avatar Properties Inc. (“API”), (c) as Chairman, and member, of the Board of Directors of API, and (d) in all other positions, offices and titles that he holds at the Company or any of its subsidiaries or affiliates immediately prior to the Termination Date, shall terminate as of the Termination Date, and in each case such termination shall be treated as a termination without Cause (as defined in the Employment Agreement). Notwithstanding the foregoing, the Executive shall remain a member of the Board of Directors of the Company (the “Board”) until the next regularly scheduled annual meeting of the shareholders of the Company.

2.             The Executive’s Entitlements. In connection with the foregoing, and in accordance with the applicable terms of the Employment Agreement, the Executive shall:

(a)            continue to receive his base salary at an annualized rate of $450,000 (which shall be paid in accordance with the Company’s regular payroll practices) from the Effective Date (as defined below) through June 30, 2011 (the “Severance Termination Date”);

(b)            be paid a bonus in respect of calendar year 2010 in the amount of $450,000 (which shall be paid at the same time that bonuses in respect of 2010 are paid to other senior executives generally);

(c)            be paid a bonus in respect of calendar year 2011 in the amount of $225,000 (which shall be paid on the eighth day following the date Executive has executed, and not revoked, a release containing terms substantially similar to the release set forth in Section 3 below, which release will be provided by the Company as soon as practicable following the Severance Termination Date);

(d)            be paid four annual payments in the amount of $250,000 each (which shall be paid in December 2010, January 2012, January 2013, and January 2014); and

(e)            continue to participate all employee benefit plans and programs from the Effective Date through the Severance Termination Date to the extent applicable to other senior executives of the Company (provided that Executive’s continued participation is permissible under the general terms and provisions of such plans and programs; and if Executive’s participation in any such plan or program is not permitted, Executive shall be entitled to receive an amount equal to the annual contributions, payments, credits or allocations made by the Company to Executive’s account or on Executive’s behalf under such plans and programs).

3.             Mutual Release of Claims.

(a)            Release by the Executive. The Executive, on his own behalf and on behalf of his heirs, executors, administrators and legal representatives (collectively, the “Executive Parties”) hereby irrevocably and unconditionally releases and forever discharges the Company and its shareholders, employees, officers and directors (collectively, the “Company Parties”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), whether known or unknown, whether now existing or hereafter arising, that any Executive Party may have, may have had, or may hereafter have, and that are based in whole or in part on facts, whether or not now known, existing prior to the Effective Date, regarding any matter whatsoever, including but not limited to any Claim based on Title VII of the Civil Rights Act of 1964; the Americans With Disabilities Act; the Fair Labor Standards Act; the Equal Pay Act; the Family and Medical Leave Act; the Executive Retirement Income Security Act of 1974 (except as to claims pertaining to vested benefits under employee benefit plans maintained by the Company); the Occupational Safety and Health Act; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Immigration Reform and Control Act; all applicable amendments to the foregoing acts and laws; and any common law, public policy, contract (whether oral or written, express or implied) and tort law, and any other local, state, federal or foreign law, regulation or ordinance having any bearing whatsoever on the Executive’s employment relationship with, and service as an employee, officer or director of, the Company, and the termination of such relationship or service, or any other matter whatsoever; provided, however, that this Agreement shall not release any rights or entitlements of the Executive that arises under or is preserved by this Agreement.

(b)            Release by the Company. The Company, on behalf of itself and the Company Parties, hereby releases, acquits and forever discharges the Executive and the Executive Parties from any and all Claims, whether known or unknown, whether now existing or hereafter arising, at law or in equity, that any Company Party may have, may have had, or may hereafter have, and that are based in whole or in part on facts, whether or not now known, existing prior to the Effective Date, regarding any matter whatsoever, other than claims based on the Executive’s willful misconduct, fraud or gross neglect.

4.             Restrictive Covenants.

(a)            Executive agrees, from the Effective Date through the Severance Termination Date, to make known Executive’s availability for employment involving services of a nature substantially similar and of a comparable stature to those performed by Executive on behalf of the Company in a manner customary for executives holding positions substantially similar and of a comparable stature to Executive’s position with the Company. Executive agrees to keep the Chairman of the Board (or his designee) apprised of Executive’s employment status during such period and, if requested, Executive will provide appropriate supporting documentation with respect to the salary, bonuses or other compensation earned by and benefits made available to Executive in respect of such employment. In the event Executive secures employment as described in this Section 4(a), the Company shall be entitled to (i) deduct from the amounts payable to Executive pursuant to Sections 2(a) and 2(b) above any salary, bonuses or other compensation paid to Executive in connection with such employment and (ii) terminate Executive’s participation in (and shall not be required to pay Executive any sums in respect of) any employee benefit plans and programs described in Section 2(e) that are substantially similar to any employee benefit plans and programs in which Executive participates in connection with such new or existing employment. Executive agrees promptly to repay to the Company any amounts paid to Executive by the Company pursuant to Sections 2(a) and 2(b) which the Company was entitled to deduct from such amounts pursuant to this Section 4(a).

(b)            Executive agrees, as a condition to the performance by the Company of its obligations hereunder, particularly its obligations under Section 2 above, that from the Effective Date through the first anniversary of the Effective Date, Executive shall not, without the prior written consent of the Board, directly or indirectly through any other person, firm or corporation:

(i)             Engage, participate, own or make any financial investments in, or become employed by or render (whether or not for compensation) any consulting, advisory or other services to or for the benefit of, any person, firm or corporation, that directly or indirectly, engages primarily in, the development of adult retirement communities and/or active adult communities; provided, however, that it shall not be a violation of this Agreement for Executive (x) to have beneficial ownership of less than 1% of the outstanding amount of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or quoted on an inter-dealer quotation system or (y) to have beneficial ownership of less than 20% of the outstanding amount of any class of securities of any enterprise (but without otherwise participating in the activities or otherwise having influence or control of such enterprise) if such securities are not registered under Section 12 of the Exchange Act or quoted on an inter-dealer quotation system;

(ii)           Solicit, raid, entice or induce any person, firm or corporation that is or, at any time during the term of Executive’s employment, was, a customer of the Company or any subsidiary or affiliate of the Company (collectively, the “Avatar Entities”) to become a customer of any other person, firm or corporation, and Executive shall not approach any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person; or

(iii)          Solicit, raid, entice or induce any person that is or, at any time during the term of Executive’s employment, was, an employee of any of the Avatar Entities to become employed by any person, firm or corporation, and Executive shall not approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person.

(c)            Confidential Information. Recognizing that the knowledge, information and relationship with customers, suppliers, and agents, and the knowledge of the Avatar Entities’ business methods, systems, plans and policies, that Executive established, received or obtained as an employee of the Company are valuable and unique assets of the respective businesses of the Avatar Entities, Executive agrees that, from and after the Effective Date, Executive shall not disclose, without the prior written approval of the Board, any such knowledge or information pertaining to any of the Avatar Entities, their business, personnel or policies, to any person, firm, corporation or other entity, for any reason or purpose whatsoever. The provisions of this Section 4(c) shall not apply to information (i) that is or shall become generally known to the public or the trade (except by reason of Executive’s breach of Executive’s obligations hereunder), (ii) that is or shall become available in trade or other publications, (iii) that was known to Executive prior to entering the employ of the Company, and (iv) that Executive is required to disclose by order of a court of competent jurisdiction (provided that prior to Executive’s disclosure of any such information Executive shall provide the Company with reasonable notice and a reasonable opportunity to seek a protective order to prevent such disclosure).

(d)            Geographic Scope. The provisions of Section 4(b) shall be in full force and effect within a 100-mile radius of a site for which any Avatar Entity is preparing to develop, has commenced development of, or has a binding commitment or option to purchase, real estate. Executive and the Company expressly agree that the prohibitions set forth in Section 4(b) shall be in full force and effect with respect to any services or business activity which competes in the above mentioned geographic area with the business operations or activities of any of the Avatar Entities, regardless of the geographic location of Executive in rendering such services or engaging in such business activity.

(e)            Non-Disparagement. Neither Party shall, directly or indirectly, make (or cause to be made) any comment or statement, in the media or to the press or to any individual or entity with whom either Party has a significant business or professional relationship, that should reasonably be expected to adversely affect the other Party’s reputation or the conduct of such other Party’s business; provided, however, that nothing in this Section 4(e) shall prevent either Party from making truthful statements to the extent required by law, court order or subpoena or in any judicial process or proceeding.

(f)            Remedies. Executive acknowledges and agrees that, in light of the nature of the business in which the Avatar Entities are engaged, the restrictive covenants in this Section 4 are reasonable and necessary in order to protect the legitimate business interests of the Avatar Entities and that violation thereof would result in irreparable injury to the Avatar Entities. Accordingly, Executive consents and agrees that if Executive violates or threatens to violate any of the provisions of this Section 4, the Avatar Entities would sustain irreparable harm and, therefore, the Avatar Entities shall be entitled to obtain from any court of competent jurisdiction, temporary, preliminary and/or permanent injunctive relief as well as damages, attorneys fees and costs, and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies in law or equity to which the Avatar Entities may be entitled.

5.             Miscellaneous.

(a)            Public Announcements. The Executive and the Company shall jointly draft, and shall mutually agree on, any press release, regulatory filing, or other public statement that is made by the Company and that relates to this Agreement or to the Executive’s employment with, or services for, the Company or to the termination thereof.

(b)            Tax Withholding; Section 409A. The Company shall withhold from any amount or benefit payable under this Agreement any taxes that it is required to withhold by applicable law or regulation. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or shall comply with the requirements of such provision. Notwithstanding anything herein to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A of the Code (“Section 409A”)), any payments or arrangements due on or after the Separation Date under any arrangement that constitutes a “deferral of compensation” (within the meaning of Section 409A) and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A, shall be delayed and paid or provided on the earlier of (i) the date which is six months after the Executive’s “separation from service” (as such term is defined in Section 409A) for any reason other than death, and (ii) the date of his death. After the Effective Date, the Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” as of such date. Any amounts otherwise payable to the Executive on or after the Effective Date that are not so paid by reason of this Section 5(b) shall be paid as soon as practicable after, and in any event within thirty (30) days after, the date that is six months after the Executive’s separation from service (or, if earlier, the date of his death). Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A.

(c)            Notice. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing; (ii) delivered personally, by facsimile, by electronic mail, by courier service or by certified or registered mail, first class postage prepaid and return receipt requested; (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof; and (iv) addressed to the party as set forth below (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof).

If to Employee:	Gerald D. Kelfer
3301 South Mooring Way
Miami, Florida 33133

If to the Company:	Avatar Holdings Inc.
201 Alhambra Circle, 12th Floor
Coral Gables, Florida 33134
Attention: Chairman of the Board and General Counsel
Facsimile: (305) 441-7876

with a copy to:	Morrison Cohen LLP
909 Third Avenue
New York, New York 10022
Attention: David A. Scherl, Esq.
Facsimile: (212) 735-8608

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(d)            Amendment or Modification; Waiver. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is set forth in a writing that expressly identifies provisions being amended and that is signed by the Parties. No waiver by any person or entity of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at any prior or subsequent time. To be effective, a waiver must be set forth in a writing that is signed by the waiving person or entity and that expressly identifies the condition or provision breach of which is being waived.

(e)            Binding Effect. This Agreement shall be binding on and inure to the benefit of the Company and its successors and assigns and the Executive and the Executive’s heirs, executors, administrators and legal representatives.

(f)            Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties concerning the specific subject matter hereof and supersedes in its entirety, as of the Effective Date, any prior agreement between the Parties, including but not limited to the Employment Agreement; provided, however, that this Agreement shall not supersede the Amended and Restated Stock Unit Agreement between the Parties, dated as of December 22, 2008, which shall remain in effect in accordance with its terms.

(g)            Effective Date. The Executive acknowledges that he has been given a period of at least twenty-one (21) calendar days to review and consider the provisions of this Agreement. The Executive further understands and acknowledges that he has seven (7) calendar days following the execution of this Agreement to revoke his acceptance of this Agreement. This Agreement will not become effective or enforceable until after the seven (7) day period to revoke this Agreement has expired without the Executive’s revocation. The effective date of this Agreement (the “Effective Date”) shall be the eighth (8th) day following its execution by the Executive, provided the Executive shall not have timely revoked this Agreement in accordance with the foregoing prior to such eighth (8th) day.

(h)            Governing Law. This Agreement shall be governed, construed, performed and enforced in accordance with its express terms and otherwise in accordance with the laws of the State of New York, without reference to principles of conflicts of law.

(i)            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered by facsimile and/or “pdf” shall be deemed effective for all purposes.

(j)            Headings. The headings of the sections and sub-sections contained in this Agreement are for the convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

AVATAR HOLDINGS INC.

By:	/s/ Joshua Nash
Name:	Joshua Nash
Title:	Chairman

GERALD D. KELFER

/s Gerald D. Kelfer